Exhibit 99.1

Contact:
Investors	News Media
Jeff Cote	Linda Megathlin
(508)236-3220	(508)-236-1761
jcote@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES B.V. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2006

•	Fourth quarter and fiscal year 2006 net revenue grew 9.9 percent and 10.7 percent, respectively, over the same period in 2005

•	Fourth quarter and fiscal year adjusted EBITDA[1] increased 21.7 percent and 5.9 percent, respectively, over the same period in 2005

Attleboro, Massachusetts – February 28, 2007 – Sensata Technologies B.V. reported results for the fourth quarter and year ended December 31, 2006.

Highlights of the Fourth Quarter and Fiscal Year 2006

Fourth quarter 2006 net revenue was $294.6 million, which represents an increase of $26.5 million or 9.9 percent from the fourth quarter of 2005. Adjusted EBITDA1 of $86.0 million was $15.4 million or 21.7 percent above the fourth quarter of 2005.

Fiscal year ended December 31, 2006 pro forma and combined2 net revenue of $1.17 billion increased $113.4 million or 10.7 percent compared to net revenue of $1.06 billion for the year ended December 31, 2005. Pro forma and combined adjusted EBITDA1 was $320.0 million for fiscal year 2006, which was $17.9 million or 5.9 percent higher than fiscal year 2005.

The net revenue growth over last year resulted from strength in Sensors core products and new products. Adjusted EBITDA1 grew slower than net revenue as a result of investments in building stand-alone company infrastructure and planned investments in activities that will accelerate longer term new product net revenue growth.

[1]	See Non-GAAP Measures for discussion of EBITDA and adjusted EBITDA
[2]	See Non-GAAP Measures for discussion of pro-forma and combined results

Tom Wroe, Chairman and Chief Executive Officer, said, “Net revenue in the business was strong compared to 2005 as we began to realize the benefits of our investment in new products as well as expansion in sales of our sensor products across all geographies and our control products in Europe and Asia.”

Martha Sullivan, Chief Operating Officer, added, “Our revenue growth is powered by our global market reach and our ability to meet our customers’ requirements to deploy more sophisticated technology. The continued increase in the number and complexity of the sensors used in our customers’ products propels our unit growth above that of the end markets that we serve. We have responded to our customers’ requirements through sustained strong investment in new technologies and processes, which has positioned us well for continued growth and profitability.”

Recent Developments

On December 19, 2006, the Company acquired the First Technology Automotive and Special Products (“FTAS”) business from Honeywell, Inc. for $90 million plus fees and expenses. FTAS designs, develops and manufactures automotive sensors, electromechanical control devices and crash switch devices. The purchase was funded by a €73 million ($95.4 million) new term loan, the terms of which are defined in our existing senior secured credit facility.

On December 29, 2006, the Company filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) to register notes, which were previously issued on April 27, 2006 with registration rights. On January 30, 2007 the Company received a “Notice of Effectiveness” from the SEC without a review of our filing.

On February 27, 2007, the Company entered into a definitive agreement to purchase SMaL Camera Technologies, Inc. (SMaL), the automotive imaging unit of Cypress Semiconductor Corporation. SMaL is located in Cambridge, Massachusetts, employs approximately 25 people and provides cameras and camera subsystems to automotive Advanced Driver Assistance Systems. The purchase will be funded by cash from operations. The transaction is expected to close before the end of March.

Company Earnings Conference Call

The Company will conduct a conference call tomorrow, March 1, 2007 at 8:30 AM (EST) to discuss the financial results for its fourth quarter and fiscal year 2006. The domestic dial in number is (866)288-0542 and the international number is (913)312-6669. The conference code number is 3416049. For those unable to participate in the conference call, a replay will be available March 1, 2007 at 12 noon EST until March 8,

2007. To access the replay, the domestic dial in number is (888)203-1112 and the international dial in number is (719)457-0820. The replay number is 3416049.

About Sensata Technologies B.V.

On April 27, 2006, Sensata Technologies B.V.(“Sensata” or the “Successor”), a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated (“S&C” or the “Predecessor”).

Sensata is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes. Sensata has business and technology development centers in Attleboro, Massachusetts; Holland and Japan and manufacturing operations in Brazil, China, Korea, Malaysia, and Mexico as well as sales offices around the world. The December 2006 acquisition of FTAS added significant facilities in Standish Maine and the Dominican Republic.

Sensata employs approximately 6,500 people worldwide, of which 19 percent are located in the United States. Over 900 employees were added in the December 2006 acquisition of FTAS.

The Company manufactures approximately 18,000 different products that are highly engineered and application specific and ships over one billion units each year.

Safe Harbor Statement

This earnings release and our statements on our earnings calls contain forward-looking statements, which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to: changes in general economic conditions; our ability to operate as a stand-alone company, including remediation of identified weaknesses in our internal controls over financial reporting and implementation of our own information technology systems without disruption to our business; increases in labor and material costs and nonperformance by our suppliers; increased competition in the key markets in which we operate; our ability to develop and protect intellectual property and know-how; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; the threat of material costs associated with product liability, warranty and recall claims; our ability to integrate acquired businesses, including our ability to realize synergies related to our integration of FTAS; changes in tax laws in the jurisdictions where we operate; and the risk that the interests of our sponsors may conflict with those of the holders of our notes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are non-GAAP measures of profitability. Adjusted EBITDA is a required measure in our bank reporting. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA to exclude noncash expenses, one-time charges associated with becoming a stand-alone company and charges associated with becoming a public company (“transition expenses”), and significant nonrecurring items. We believe Adjusted EBITDA provides investors with helpful information with respect to our operations and cash flows. We include it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See the tables below which reconcile net (loss) income to EBITDA and Adjusted EBITDA.

The following unaudited pro forma and combined Statement of Operations for the full year 2006 includes the results of operations for the period from January 1, 2006 to April 26, 2006 of the Predecessor, the Texas Instruments’ Sensors and Controls business, and the results of operations for the period from April 27, 2006 to December 31, 2006 of the Successor, Sensata Technologies B.V., on a combined basis and eliminates the interest expense and the loss on currency translation related to the Deferred Payment Certificates (DPCs) from April 27, 2006, to the September 21, 2006, the date of their retirement. Please see the Notes to the Financial Statements “Basis of Presentation” for additional information on the DPCs.

Although these pro forma and combined presentations do not comply with generally accepted accounting principles in the U.S., we believe that they provide a meaningful method of comparison to prior periods.

The following table reconciles Net (Loss)/Income to EBITDA and Adjusted EBITDA for fourth quarter December 31, 2006 and 2005:

($ in 000s)	Successor Quarter Ending December 31, 2006	Predecessor Quarter Ending December, 31, 2005
Net (Loss)/Income	$(65,050)	$29,332
Provision for Income Taxes	23,999	16,645
Interest expense, net	42,079	(16)
Depreciation and amortization	41,799	8,295

EBITDA	42,827	54,256
Restructuring and other	—	14,757
Acquisition and transition expenses	9,668	112
Write-off of Inventory step-up	446	—
Currency translation losses	31,605	—
Stock compensation and other expenses	1,500	1,570

ADJUSTED EBITDA	$86,046	$70,695

•	EBITDA includes noncash expense of $31.6 million for currency translation loss relating to the euro denominated notes.

•

Acquisition and transition expenses of $9.7 million included nonrecurring consulting fees related to the preparation of the Form S-4 Registration Statement, financial reporting for 2006, general ledger and human resources systems modifications, legal fees, and recruiting fees for new positions necessary for stand-alone operations.

The following table reconciles unaudited Net (Loss)/Income to EBITDA and Adjusted EBITDA for fiscal years December 31, 2006 and 2005:

($ in 000s)			Successor	Predecessor
	Pro-Forma and Combined Fiscal Year 2006	Combined Fiscal Year 2006	April 27, 2006 to December 31, 2006	January 1, 2006 to April 26, 2006	Fiscal Year December 31, 2005
Net (Loss)/Income	$(108,913)	$(166,934)	$(212,304)	$45,370	$143,417
Provision for Income Taxes	74,356	74,356	48,560	25,796	81,390
Interest expense, net	119,523	164,104	163,593	511	105
Depreciation & amortization	120,797	120,797	111,188	9,609	31,158

EBITDA	205,763	192,323	111,037	81,286	256,070
Restructuring and other	8,814	8,814	—	8,814	38,200
Acquisition and transition expenses	22,789	22,789	18,725	4,064	4,850
Write-off of Inventory step-up	25,017	25,017	25,017	—	—
Currency translation losses	52,079	65,519	65,519	—	—
Stock compensation and other expense	5,492	5,492	3,917	1,575	2,900

ADJUSTED EBITDA	$319,954	$319,954	$224,215	$95,739	$302,020

•

Pro forma and combined interest expense excludes the noncash, nonrecurring interest of $44.6 million accrued for Deferred Payment Certificates (DPCs) from April 27, 2006 to the date of their retirement on September 21, 2006. See Basis of Presentation in notes.

•	The $25.0 million write-off of the inventory step-up to fair market value in Purchase Accounting is a noncash nonrecurring write-off.

•

Restructuring expenses of $8.8 million included $4.4 million of severance costs for the move of European and U.S. production to lower cost sites, $3.3 million of consolidation costs at the Attleboro site, and termination expenses.

•

Pro forma currency translation losses on the euro denominated debt excludes the noncash nonrecurring currency translation losses of $13.4 million on the DPCs for the period from April 27, 2006 to the date of their retirement on September 21, 2006.

•

Acquisition and transition expenses included nonrecurring consulting fees related to financial reporting, general ledger and human resources systems modifications, legal fees, and recruiting fees for new positions for stand-alone operations.

SENSATA TECHNOLOGIES B.V.  AND PREDECESSOR

Statement of Operations

(In thousands of U.S. Dollars)

(Unaudited)

	Successor	Predecessor
	Quarter Ended December 31, 2006	Quarter Ended December 31, 2005
Net revenue	$294,565	$268,044
Operating costs and expenses:
Cost of revenue	191,734	189,871
Research and development	6,670	6,410
Selling, general and administrative	65,828	25,791

Total operating costs and expenses	264,232	222,072

Profit from operations	30,333	45,972

Interest (expense)/income, net	(42,079)	16
Currency translation (loss)/gain and other	(29,305)	(11)

(Loss)/income before taxes	(41,051)	45,977
Provision for income taxes	23,999	16,645

Net (Loss) income	$(65,050)	$29,332

Adjusted EBITDA*	$86,046	$70,695

*	See accompanying basis of presentation and discussion of Non-GAAP Measures

SENSATA TECHNOLOGIES B.V.  AND PREDECESSOR

Statement of Operations

(In thousands of U.S. Dollars)

(Unaudited)

			Successor	Predecessor
	Pro-Forma and Combined Fiscal Year 2006 *	Combined Fiscal Year 2006 *	Period April 27, 2006 to December 31, 2006	Period January 1, 2006 to April 26, 2006	Fiscal Year December 31, 2005
Net revenue	$1,174,107	$1,174,107	$798,507	$375,600	$1,060,671
Operating costs and expenses:
Cost of revenue	798,007	798,007	541,376	256,631	704,918
Research and development	26,169	26,169	18,542	7,627	28,737
Selling, general and administrative	214,887	214,887	175,107	39,780	102,104

Total operating costs and expenses	1,039,063	1,039,063	735,025	304,038	835,759

Profit from operations	135,044	135,044	63,482	71,562	224,912

Interest expense, net	(119,523)	(164,104)	(163,593)	(511)	(105)
Currency translation (loss)/gain & other	(50,078)	(63,518)	(63,633)	115	—

(Loss)/income before taxes	(34,557)	(92,578)	(163,744)	71,166	224,807
Provision for income taxes	74,356	74,356	48,560	25,796	81,390

Net (Loss)/income	($108,913)	($166,934)	($212,304)	$45,370	$143,417

Adjusted EBITDA*	$319,954	$319,954	$224,215	$95,739	$302,020

*	See accompanying basis of presentation and discussion of Non-GAAP Measures

SENSATA TECHNOLOGIES B.V. AND PREDECESSOR

NOTES TO UNAUDITED Statement of Operations

Basis of Presentation

On April 27, 2006, Sensata Technologies B.V., a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated (the Sensata Acquisition). In connection with the acquisition, a new accounting basis was established for the Company as of the acquisition date. Financial information for the Predecessor and Successor periods have been prepared under two different historical cost basis of accounting.

Deferred Payment Certificates (DPCs) issued in connection with the Sensata Acquisition were originally classified as debt on the Company’s Balance Sheet. On September 21, 2006, the DPCs were restructured to their original intended classification as equity with an effective date of April 27, 2006. However, for accounting purposes, the DPCs are classified as debt until the September 21 date of the restructuring of the instrument. Effective September 21, 2006, the principal amount of the DPCs ($768.3 million), related interest ($44.6 million), and foreign exchange losses ($13.4 million) were capitalized into equity as additional paid-in capital.

The pro forma and combined column on the Statement of Operations eliminates these amounts to reflect the results of operations as if the DPCs were never issued.